Exhibit 10.46
SECOND AMENDMENT TO THE
DICK’S SPORTING GOODS OFFICERS’ SUPPLEMENTAL SAVINGS PLAN
     WHEREAS, Dick’s Sporting Goods, Inc. (the “Company”) established the Dick’s Sporting Goods Officers’ Supplemental Savings Plan (the “Plan”) for the benefit of certain employees;
     WHEREAS, pursuant to Section 8.1 of the Plan, the Company reserves the right to amend the Plan; and
     WHEREAS, the Company wishes to amend the Plan to (i) reflect certain provisions of Section 409A of the Internal Revenue Code , (ii) clarify the manner in which deferrals may be transferred between the Dick’s Sporting Goods Supplemental Smart Savings Plan and this Plan, (iii) clarify the manner in which the Company may delegate its authority and responsibility under the Plan and (iv) make other clarifying changes.
     NOW THEREFORE, the Plan is amended effective as of the dates specified below as follows:
1. Effective as of April 1, 2007, Section 1.1 of the Plan is amended to read as follows:
     1.1 Account(s) shall mean the accounts established for a particular Participant pursuant to Article 3 of the Plan.
2. Effective as of the date set forth below, Section 1.2 of the Plan is amended to read as follows:
     1.2 Administrator shall mean the Company or such committee or individuals to whom the Company, acting through its board of directors, has delegated its authority and responsibility under the Plan, in which case Administrator means such committee or individuals.
3. Effective as of April 1, 2007, a new Section 1.2A is added to the Plan as follows:
     1.2A Affiliated Company means any entities with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c).
4. Effective as of April 1, 2007, the last sentence of Section 1.6 of the Plan is amended to read as follows:
Notwithstanding the foregoing, no event shall constitute a Change in Control for purposes of permitting payment under the Plan if it is not a change in control event described in the Treasury Regulations under Code Section 409A.

5. Effective as of April 1, 2007, Section 1.13 of the Plan is amended to read as follows:
     1.13 Disability shall mean either (i) a determination by the Social Security Administration that a Participant is totally disabled or (ii) a determination under the Company’s long-term disability plan that a Participant is disabled if such determination includes that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
6. Effective as of April 1, 2007, the following sentence is added to the end of Section 1.16:
Eligible Employee also means any senior manager and other highly compensated employees of Affiliated Companies as may be designated by the Administrator to be eligible to participate in the Plan.
7. Effective as of April 1, 2007, the second to last sentence of Section 1.28 of the Plan is amended to read as follows:
Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the event that (1) a Participant’s separation from service triggers a payout of benefits under this Plan, (2) at the time of which any stock of the Company is publicly traded on an established securities market and (3) the Participant is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company, the Settlement Date shall be delayed until the earlier of (x) the first day of the seventh month following the Participant’s Termination of Employment or (y) the Participant’s death, as necessary to comply with the provisions of Code Section 409A.
8. Effective as of April 1, 2007, a new Section 1.28A is added to the Plan as follows:
     1.28A SSSP shall mean the Dick’s Sporting Goods Supplemental Smart Savings Plan.
9. Effective April 1, 2007, Section 1.30 of the Plan is amended to read as follows:
     1.30 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company and its Affiliated Companies in accordance with Code Section 409A.
10. Effective as of April 1, 2007, Section 2.2 of the Plan is amended to read as follows:
     2.2 Participant Deferral Elections. Except as set forth below, in order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the

Administrator prior to the beginning of the calendar year in which services are performed to earn Base Salary or Bonus.
          (a) The Administrator may allow a Participant to make or revise a deferral election with respect to “performance based compensation” at any time prior to the first day of the sixth month preceding the end of the performance period over which services are performed in connection with such performance based compensation if the Administrator determines that the compensation subject to the election meets the definition of performance based compensation under Code Section 409A.
          (b) The Administrator may establish a special enrollment period for newly Eligible Executives entering the Plan during a Plan Year to allow deferral elections within 30 days of eligibility for Base Salary or Bonus earned for services performed during the balance of such Plan Year after such special enrollment period, except that no mid-year election may be made by a Participant who already is a participant in another plan that is aggregated with this Plan for purposes of Code Section 409A.
          (c) In the case of an ad hoc Discretionary Contribution described in Section 2.4, the Administrator may permit the Eligible Executive to defer such compensation on or before the 30th day after the Eligible Executive obtains a legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.
If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year.
A Participant’s deferral election shall be considered irrevocable under the Plan as of the last permissible date for making such an election, except as provided in Section 2.5 regarding changes in payout elections, Article 6 regarding Disability and Article 7 regarding Financial Hardship.
Notwithstanding the foregoing, Participants were permitted to revise elections as to time and form of payment pursuant to the Code Section 409A transition relief.
11. Effective as of April 1, 2007, the following new sentence is added to the end of Section 2.3 of the Plan:
Notwithstanding the foregoing, the Company shall not make a Matching Contribution on behalf of any Bonus considered by the Administrator prior to the beginning of the Plan Year to be unrelated to the Participant’s performance.

12. Effective as of April 1, 2007, a new Section 2.6 is added to the Plan to read as follows:
     2.6 Election Transfers between SSSP and the Plan. In the case of an Eligible Executive who becomes eligible to participate in this Plan during the Plan Year, but who cannot make a mid-year election because the Eligible Executive was eligible for the SSSP, any deferral election that such Eligible Executive had under the SSSP shall be transferred to and apply under this Plan for the remainder of the Plan Year. Matching Contributions made on deferrals after the date the Eligible Executive becomes a Participant in this Plan may be made in accordance with Section 2.3 of the Plan. Elections made by the Eligible Executive under the SSSP as to time and form of payment of amounts deferred for the Plan Year shall apply not only to amounts deferred under the SSSP, but also to amounts deferred for the remainder of the Plan Year under this Plan.
In the case of an individual who ceases to be eligible for this Plan during a Plan Year but becomes eligible to participate in the SSSP during the Plan Year, any deferral election that such individual had under this Plan shall be transferred to and apply under the SSSP for the remainder of the Plan Year. Matching contributions made on deferrals after the date the individual becomes a participant in the SSSP will be made in accordance with the SSSP. Elections made by such individual under this Plan as to time and form of payment of amounts deferred for the Plan Year shall apply not only to amounts deferred under this Plan, but also to amounts deferred for the remainder of the Plan Year under the SSSP.
13. Effective as of April 1, 2007, Section 3.1 of the Plan is amended to read as follows:
     3.1 Participant Accounts. Solely for recordkeeping purposes up to five bookkeeping Accounts shall be maintained for each Participant. One Retirement Account and two Scheduled Distribution Accounts shall be maintained for the Participant and shall be credited with the Participant’s directed deferrals at the time such amounts would otherwise have been paid to the Participant. Discretionary Contributions shall be credited to the Participant’s Retirement Account. A Company Match Account shall be maintained for the Participant and shall be credited with Matching Contributions as of the last day of the Plan Year for which the contribution is made. A fifth account shall be established, if applicable, for amounts transferred from the SSSP. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the deferral or Company Contribution is credited to the Account through the Valuation Date.
14. Effective as of April 1, 2007, a new Section 3.5 is added to the Plan to read as follows:
     3.5 Account Transfers between SSSP and the Plan. In the case of a Participant who previously was eligible for the SSSP and becomes eligible to participate in this Plan, such Participant’s account balance under the SSSP shall be transferred to this Plan as soon as administratively practicable. Elections made by the Participant under the SSSP as to time and form of payment of such transferred amounts shall continue to apply under this Plan. The vesting schedule applicable under the SSSP to such transferred amounts shall continue to apply under this Plan.
In the case of a Participant who ceases to be eligible for this Plan and becomes eligible to participate in the SSSP, such Participant’s account balance under this Plan shall be transferred to the SSSP as soon as administratively practicable. Elections made by the Participant under this Plan as to time and form of payment of such transferred amounts shall continue to apply under the SSSP. The vesting schedule applicable under this Plan to such transferred amounts shall continue to apply under the SSSP.
15. Effective as of April 1, 2007, the second sentence of Section 4.1 of the Plan is amended to read as follows:
The benefits from each Account shall be paid in a lump sum unless the Participant has made a timely and valid election under the applicable provisions of Article 2 to have the benefits from each applicable Account paid in annual installments over a specified period of not more than 20 years.
16. Effective as of April 1, 2007, the second sentence of Section 4.5 of the Plan is amended to read as follows:
If a Change in Control occurs (before the Participant’s Account has been fully distributed), distribution shall be made in an amount equal to the balance of the Participant’s Account, credited with notional earnings as provided in Article 3 through the Valuation Date, in the form of a single sum payable on the last day of the fifteenth month commencing after the month in which such Change in Control occurs, unless the Participant makes a timely election under the applicable provisions of Article 2 to delay commencement of a particular Account by a minimum of five years and to receive the benefits at a later date in the form of a single lump sum or over a period of up to 20 years.
17. Effective as of the date set forth below, the first sentence of Section 8.1 of the Plan is amended to read as follows:
The Company may amend or terminate the Plan at any time by action of its board of directors, and the Company, by action of its board of directors, may delegate its authority to amend the Plan to a committee or individuals; provided, that no amendment or termination may reduce Participant Account balances.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed this 4th day of December, 2008.

By:	/s/ Kathryn L. Sutter

Title: SVP, Human Resources